Exhibit 99.2

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Canisco Resources, Inc.

Under date of June 3, 1998, we reported on the consolidated balance sheets of Canisco Resources, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1998 and 1997 the six months ended March 31, 1996, and the year ended September 30, 1995, as contained in the 1998 annual report on Form 10-K. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related financial statement schedule as listed in the accompanying index. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


KPMG PEAT MARWICK LLP


Philadelphia, Pennsylvania
June 3, 1998

Exhibit 99.2